Exhibit 10.1

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

and

BLACK ELK ENERGY FINANCE CORP.,

as Issuers,

BLACK ELK ENERGY LAND OPERATIONS, LLC,

as Guarantor

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 31, 2011

13.75 % SENIOR SECURED NOTES DUE 2015

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee and Collateral Agent

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 31, 2011 is among Black Elk Energy Offshore Operations, LLC, a Texas limited liability company (the “Company”), Black Elk Energy Finance Corp., a Texas corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), Black Elk Energy Land Operations, LLC, a Texas limited liability company (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent (“Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantor and the Trustee entered into an Indenture, dated as of November 23, 2010 (the “Indenture”), pursuant to which the Issuers have issued $150,000,000 in aggregate principal amount of 13.75% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, the Issuers, the Guarantor and the Trustee may amend or supplement the Indenture;

WHEREAS, pursuant to a consent solicitation (the “Consent Solicitation”) effected by means of a Consent Solicitation Statement dated May 24, 2011, (the “Consent Solicitation Statement”), the Holders of 99.33% of the aggregate principal amount of the outstanding Notes have validly consented to the adoption of the amendments set forth herein; and

WHEREAS, the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel to the effect that the execution of this Supplemental Indenture is authorized or permitted under the Indenture and that all conditions precedent provided for in the Indenture to the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Articles of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers and of the Guarantor necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuers and the Guarantor, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantor and the Trustee agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Guarantor and the Trustee.

ARTICLE 2

Section 2.01. Section 1.01 of the Indenture is hereby amended to include the following definitions in the correct alphabetical order:

“Project Moose Acquisition” means that certain acquisition of interests in various oil and gas properties in the U.S. Gulf of Mexico pursuant to that certain definitive agreement dated as of March 17, 2011, by and among the Company and the sellers party thereto, for an aggregate purchase price of approximately $40 million in cash plus the assumption of $170 million of asset retirement obligations, subject to customary adjustments for a transaction of that type.

“Sponsor Preferred Stock” means those shares of preferred stock with an aggregate liquidation preference of $30 million, issued by the Company to PPVA, and including any additional shares of preferred stock issued by way of a dividend; such shares shall accrue dividends payable in kind at a rate per annum of 24%.

Section 2.02. The definition of “Excess Cash Flow Offer Amount” in Section 1.01 of the Indenture is hereby amended to read as follows:

“Excess Cash Flow Offer Amount” means, with respect to any period (A) 50% of Excess Cash Flow for such period minus (B) $2.5 million

Section 2.03. Clauses (a) and (b) of Section 4.06 “Excess Cash Flow Offer” are hereby amended to read as follows:

(a) Within 90 days after the end of each second and fourth fiscal quarter of the Company, commencing at the end of the fourth quarter of 2011, for which the Excess Cash Flow for such prior six month period exceeds $2.5 million, to the extent permitted by its Credit Facilities the Company will offer to purchase Notes for cash in an aggregate amount equal to the Excess Cash Flow Offer Amount (the “Excess Cash Flow Offer”) at an offer price equal to 103% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Excess Cash Flow Offer Payment”). If the aggregate principal amount of Notes tendered into such Excess Cash Flow Offer exceeds the Excess Cash Flow Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate.

(b) Within 90 days following the end of each fiscal quarter referred to in Section 4.06(a) with respect to which an Excess Cash Offer is to be made, the Company will mail a notice to each holder and the Trustee offering to repurchase Notes as of the date specified in the notice (the “Excess Cash Flow Offer Purchase Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. Such notice shall state:

Section 2.04. Clause (b) of Section 4.07(a)(3) “Excess Cash Flow Offer” is hereby amended to read as follows:

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Additional Assets (measured as of the date of the definitive agreement with respect to such Additional Assets) to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock and Sponsor Preferred Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and Sponsor Preferred Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

Section 2.05. Section 4.21 “Maximum Capital Expenditures” is hereby amended to read as follows:

The Company and its Restricted Subsidiaries will not allow their aggregate capital expenditures to exceed (i) $60.0 million for the fiscal year ending December 31, 2011 and (ii) 30% of Consolidated EBITDAX for any fiscal year thereafter; provided that, all capital expenditures in an aggregate amount not to exceed $210 million (including $40 million in cash and the assumption of $170 million of asset retirement obligations) relating, directly or indirectly, to the Project Moose Acquisition shall not be deemed a capital expenditure and will not be included for purposes of determining compliance with this Section 4.21; and provided further that, the difference between the Company’s and its Restricted Subsidiaries’ permitted capital expenditures for any fiscal year and their actual capital expenditures for such fiscal year, if positive, shall be available for use for capital expenditures in the subsequent fiscal year without regard to the preceding restriction. The Company shall certify its compliance with this Section 4.21 in the Officers’ Certificate delivered to the Trustee in accordance with Section 4.04(a) hereof following the completion of each fiscal year.

Section 2.06. The following covenant shall be added as Section 4.23 “Retirement of Sponsor Preferred Stock” of the Indenture:

Section 4.23. Retirement of Sponsor Preferred Stock.

Within 180 days after the end of each second and fourth fiscal quarter of the Company, commencing with the fourth quarter of 2011 and continuing through the fourth quarter of 2013, after compliance with its obligations under Section 4.06 of this Indenture to purchase any Notes from the Excess Cash Flow Offer Amount generated during the preceding six month period and provided that Section 4.06 would require an offer to be made for such period and the Company has made such offer, the Company may, to the extent permitted by its Credit Facilities, purchase or otherwise retire any Sponsor Preferred Stock in an aggregate amount up to such Excess Cash Flow Offer Amount, provided that no more than $5.0 million may be expended for such purpose in either of the years ending December 31, 2012 and 2013. Within 180 days after the end of each second and fourth fiscal quarter of the Company, commencing with the fourth quarter of 2013, after compliance with its obligations under Section 4.06 of this Indenture to purchase any Notes from the Excess Cash Flow Offer Amount generated during the preceding six month period and provided that Section 4.06 would require an offer to be made for such period and the Company has made such offer, the Company may, to the extent permitted by its Credit Facilities, repurchase or otherwise retire any Sponsor Preferred Stock in an aggregate amount up to such Excess Cash Flow Offer Amount. Notwithstanding the foregoing but subject to the terms of the Credit Facilities, the Company may at any time following an initial public offering of the Capital Stock of the Company (or any parent holding company) that does not result in a Change of Control, repurchase or otherwise retire any Sponsor Preferred Stock in cash with the net proceeds received by the Company from such initial public offering, provided that no more than the total amount of net proceeds received by the Company from such initial public offering may be expended for such purpose. Except as provided in this Section, neither the Company nor any of its Subsidiaries shall make any payments on the Sponsor Preferred Stock.

ARTICLE 3

Section 3.01. The Issuers hereby represent and warrant to the Trustee that the Trustee is authorized to enter into such other amendments to the Security Agreement, the Debt Documents, and any other applicable documents as shall be necessary to effectuate this Supplemental Indenture, as the Trustee shall from time to time be directed by the Issuers.

Section 3.02. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.03. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture, including, without limitation, the Trustee’s rights under Article 7 thereof, with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The recitals contained herein shall be taken as the statements of the Issuers and the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

Black Elk Energy Offshore Operations, LLC, as an Issuer

By:	/s/ James Hagemeier
James Hagemeier
Vice President

Black Elk Energy Finance Corp., as Co-Issuer

By:	/s/ James Hagemeier
James Hagemeier
Vice President

Black Elk Energy Land Operations, LLC, as Guarantor

By:	/s/ James Hagemeier
James Hagemeier
Vice President

The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent

By:	/s/ Marcella Burgess
Name: Marcella Burgess
Title: Vice President

Signature Page to Supplemental Indenture